Exhibit 10.1

SALARY ADJUSTMENT AGREEMENT

Effective January 15, 2026, Indaptus Therapeutics, Inc. (“Company”) and Jeffrey A. Meckler (“Officer”) hereby mutually agree that Officer’s annual salary is adjusted for the remainder of the calendar year to sixty thousand United States Dollars ($60,000 USD) per annum paid in accordance with Company’s standard payroll practice less applicable deductions.

Jeffrey A. Meckler

Date

Indaptus Therapeutics, Inc.

By

Name and Title

Date